UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
(X) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Askey,, Darrell F.
   4600 Sleepytime Drive
   Boulder, CO  80301
   USA
2. Issuer Name and Ticker or Trading Symbol
   Celestial Seasonings, Inc.
   CTEA
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   August, 1999
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner ( ) Officer (give title below) (X) Other (specify below)
   Former Vice President, Chief Financial Officer, Secretary and Treasurer
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock               |08/09/|M   | |1,980             |A  |$9.25      |                   |D     |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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Common Stock               |08/09/|S   | |1,980             |D  |$17.75     |                   |D     |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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Common Stock               |08/10/|M   | |2,000             |A  |$9.25      |                   |D     |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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Common Stock               |08/10/|S   | |2,000             |D  |$17.50     |                   |D     |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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Common Stock               |08/11/|M   | |2,000             |A  |$9.25      |                   |D     |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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Common Stock               |08/11/|S   | |2,000             |D  |$17.125    |                   |D     |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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Common Stock               |08/16/|M   | |1,500             |A  |$9.25      |                   |D     |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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Common Stock               |08/16/|S   | |1,500             |D  |$17.25     |                   |D     |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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Common Stock               |08/19/|M   | |4,000             |A  |$9.25      |                   |D     |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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Common Stock               |08/19/|S   | |4,000             |D  |$18.375    |                   |D     |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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Common Stock               |08/20/|M   | |2,000             |A  |$9.25      |                   |D     |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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Common Stock               |08/20/|S   | |2,000             |D  |$18.00     |                   |D     |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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Common Stock               |08/23/|M   | |1,794             |A  |$9.25      |                   |D     |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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Common Stock               |08/23/|S   | |1,794             |D  |$19.875    |                   |D     |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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Common Stock               |08/04/|M   | |500               |A  |$7.625     |                   |D     |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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Common Stock               |08/04/|S   | |500               |D  |$19.3125   |                   |D     |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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Common Stock               |08/06/|M   | |2,000             |A  |$7.625     |                   |D     |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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Common Stock               |08/06/|S   | |2,000             |D  |$19.00     |                   |D     |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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Common Stock               |08/09/|M   | |20                |A  |$7.625     |                   |D     |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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Common Stock               |08/09/|S   | |20                |D  |$17.75     |                   |D     |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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Common Stock               |08/19/|M   | |2,000             |A  |$9.25      |                   |D     |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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Common Stock               |08/19/|S   | |2,000             |D  |$18.00     |2,285              |D     |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Stock Option (Right to|$9.25   |8/09/|M   | |1,980      |D  |12/20|12/20|Common Stock|1,980  |       |            |D  |            |
 Buy) (1)             |        |99   |    | |           |   |/96  |/05  |            |       |       |            |   |            |
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Stock Option (Right to|$9.25   |8/10/|M   | |2,000      |D  |12/20|12/20|Common Stock|2,000  |       |            |D  |            |
 Buy) (1)             |        |99   |    | |           |   |/96  |/05  |            |       |       |            |   |            |
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Stock Optoin (Right to|$9.25   |8/11/|M   | |2,000      |D  |12/20|12/20|Common Stock|2,000  |       |            |D  |            |
 Buy) (1)             |        |99   |    | |           |   |/96  |/05  |            |       |       |            |   |            |
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Stock Option (Right to|$9.25   |8/16/|M   | |1,500      |D  |12/20|12/20|Common Stock|1,500  |       |            |D  |            |
 Buy) (1)             |        |99   |    | |           |   |/96  |/05  |            |       |       |            |   |            |
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Stock Option (Right to|$9.25   |8/19/|M   | |4,000      |D  |12/20|12/20|Common Stock|4,000  |       |            |D  |            |
 Buy) (1)             |        |99   |    | |           |   |/96  |/05  |            |       |       |            |   |            |
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Stock Option (Right to|$9.25   |8/19/|M   | |2,000      |D  |12/20|12/20|Common Stock|2,000  |       |            |D  |            |
 Buy) (1)             |        |99   |    | |           |   |/96  |/05  |            |       |       |            |   |            |
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Stock Option (Right to|$9.25   |8/20/|M   | |2,000      |D  |12/20|12/20|Common Stock|2,000  |       |            |D  |            |
 Buy) (1)             |        |99   |    | |           |   |/96  |/05  |            |       |       |            |   |            |
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Stock Option (Right to|$9.25   |8/23/|M   | |1,794      |D  |12/20|12/20|Common Stock|1,794  |       |            |D  |            |
 Buy) (1)             |        |99   |    | |           |   |/96  |/05  |            |       |       |            |   |            |
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Stock Option (Right to|$7.625  |8/04/|M   | |500        |D  |12/1/|12/1/|Common Stock|500    |       |            |D  |            |
 Buy)                 |        |99   |    | |           |   |95   |04   |            |       |       |            |   |            |
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Stock Option (Right to|$7.625  |8/06/|M   | |2,000      |D  |12/1/|12/1/|Common Stock|2,000  |       |            |D  |            |
 Buy)                 |        |99   |    | |           |   |95   |04   |            |       |       |            |   |            |
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Stock Option (Right to|$7.625  |8/09/|M   | |20         |D  |12/1/|12/1/|Common Stock|20     |       |            |D  |            |
 Buy)                 |        |99   |    | |           |   |95   |04   |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1)  Shares acquired from Issuer pursuant to Issuer's Employee Stock Option
Plan.
SIGNATURE OF REPORTING PERSON
/s/ Darrell F. Askey
DATE
September 10, 1999